Exhibit 23.4

December 2, 2005

Mr. Moon Sung Kim (“Ryan” Kim)

CFO / Senior Vice President

Pixelplus Co., Ltd

Kyunggi B/D 502,

#1017 Ingae-Dong,

Paldal-Ku

Suwon City, Kyunggi-Do

442-070 Korea

Subject:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC VALUATION IN F-1 FILING OF PIXELPLUS CO., LTD.

Dear Mr. Kim:

We hereby consent to the inclusion in the registration statement on Form F-1 of Pixelplus Co., Ltd. relating to the proposed initial public offering (the “Registration Statement”), of references to our analysis regarding the Fair Value of the Common Stock and Options on the Common Stock of Pixelplus, provided to you in final form on November 16, 2005, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Duff & Phelps, LLC
Duff & Phelps, LLC

By:	Greg S. Franceschi
Managing Director